News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Fourth Quarter and Full Year 2019 Results; Provides Fiscal Year 2020 Outlook

Fourth Quarter 2019 Highlights

•	Net sales increased 9% to $1,003 million
•	Income from operations increased 11% to $148 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 6% to $215 million
•	Diluted EPS increased 10% to $0.75 from $0.68
•	Adjusted Diluted EPS(1) increased 14% to $0.74 from $0.65

Full Year 2019 Highlights

•	Net sales increased 10% to $3,757 million
•	Income from operations increased 15% to $668 million
•	Adjusted EBITDA including unconsolidated joint ventures(1) increased 10% to $904 million
•	Diluted EPS increased 13% to $3.18 from $2.82
•	Adjusted Diluted EPS(1) increased 21% to $3.22 from $2.66, and includes a $0.17 incremental benefit from a lower tax rate as a result of U.S. tax reform(3)
•	Cash flow from operations increased 42% to $681 million
•	Returned $145 million of cash to stockholders in the form of both dividends and share repurchases

Fiscal Year 2020 Outlook, Including the Contribution of a 53rd week

•	Net sales expected to increase mid-single digits
•	Adjusted EBITDA including unconsolidated joint ventures(1) expected to be $950 million-$970 million

EAGLE, ID (July 23, 2019) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fourth quarter and full year 2019 results, and provided its outlook for fiscal 2020.

“In fiscal 2019, we delivered another year of record financial results, including sales growth of nearly 10 percent, as well as double-digit increases in earnings and cash flow from operations,” said Tom Werner, President and CEO. “Our strong performance reflects our commercial, supply chain and support teams’ successful execution of our operational and strategic objectives to support our customers and drive sustainable, profitable growth. Specifically, this includes, our commitment to uphold high levels of service, drive product innovation and invest in additional manufacturing capacity.”

“For fiscal 2020, we believe the overall operating environment will continue to be generally favorable. We expect continued solid demand growth in our markets and that new industry capacity in North America and Europe will allow processors to operate their factories at more normalized rates. We continue to take a prudent approach to our financial outlook and expect to deliver sales and earnings growth in line with our long-term targets. For sales, we anticipate solid volume growth as well as improvements in price/mix, which will enable us to offset input cost inflation. While we expect that increased spending to upgrade enterprise-wide information systems will temper earnings growth this year, we believe that these near-term investments to improve operating efficiencies, and our continued focus on executing on our strategies, will have us well-positioned to generate sustainable top- and bottom-line growth and create value for our shareholders over the long term.”

Summary of Fourth Quarter and FY 2019 Full Year Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q4 2019	Growth Rates	FY 2019	Growth Rates
Net sales	$1,003.4	9%	$3,756.5	10%
Income from operations	$148.0	11%	$668.4	15%
Net income attributable to Lamb Weston	$110.4	10%	$478.6	15%
Diluted EPS	$0.75	10%	$3.18	13%

Adjusted EBITDA including unconsolidated joint ventures(1)	$215.4	6%	$904.3	10%
Adjusted Diluted EPS(1)	$0.74	14%	$3.22	21%

Q4 2019 Commentary

Net sales increased $85.2 million to $1,003.4 million, up 9 percent versus the year-ago period. Volume increased 6 percent, primarily driven by growth in the Company’s Global segment. Price/mix increased 3 percent due to pricing actions and favorable mix.

Income from operations rose 11 percent to $148.0 million versus the year-ago period, which included $0.8 million of pre-tax costs related to the Company’s separation from Conagra Brands, Inc. (formerly ConAgra Foods, Inc., “Conagra”) on November 9, 2016.

Excluding this comparability item, income from operations grew $13.7 million, or 10 percent, driven by higher sales and gross profit. Gross profit increased $17.8 million due to favorable price/mix, volume growth and supply chain efficiency savings.  This increase was partially offset by input, manufacturing and transportation cost inflation, as well as approximately $3 million of costs related to the start-up of the Company’s new french fry production line in Hermiston, Oregon. In addition, gross profit included a $7.5 million loss related to unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts in the current quarter, compared with a $1.2 million loss related to these items in the prior year quarter.

The increase in gross profit was partially offset by a $4.1 million increase in selling, general and administrative expenses (“SG&A”), excluding comparability items. The increase in SG&A was largely driven by higher expenses related to information technology services and infrastructure, as well as investments in the Company’s sales, marketing and operating capabilities, partially offset by an approximate $4 million decline in advertising and promotional expenses.

Adjusted EBITDA including unconsolidated joint ventures(1) increased $12.9 million to $215.4 million, up 6 percent versus the prior year period, primarily due to growth in income from operations and an approximate  $4 million incremental benefit from acquiring the remaining 50.01% equity interest in the Company’s joint venture (the “BSW Acquisition”), Lamb Weston BSW, LLC (“Lamb Weston BSW”), partially offset by lower equity method investment earnings.

Diluted EPS increased $0.07, or 10 percent, to $0.75. The increase largely reflects growth in income from operations and an approximate $0.02 benefit from the BSW Acquisition. The increase was partially offset by lower equity method investment earnings. The fourth quarter of fiscal 2019 included a $0.02 incremental benefit related to a lower tax rate that was offset by a $0.02 decrease in tax benefit comparability items arising from the U.S. Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017 (3).

Adjusted Diluted EPS(1) increased $0.09, or 14 percent, to $0.74. The increase primarily reflects growth in income from operations, a $0.02 incremental benefit related to a lower tax rate, and an approximate $0.02 benefit from the BSW Acquisition,  partially offset by lower equity method investment earnings.

The Company’s effective tax rate(2) in the fourth quarter of fiscal 2019 was 18.9 percent, and includes a $1.4 million, or $0.01 per share, income tax benefit related to the true-up of the transition tax on previously untaxed foreign earnings under the Tax Act. Excluding this comparability item, the Company’s effective tax rate for the fourth quarter fiscal 2019 was 19.9 percent. Tax expense in the fourth quarter of fiscal 2018 included a provisional $4.4 million, or $0.03 per share, net benefit attributable to the effects of the Tax Act. Excluding this comparability item(3), the Company’s effective tax rate for the fourth quarter of fiscal 2018 was 24.8 percent.

Q4 2019 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q4 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$526.5	13%	3%	10%
Segment product contribution margin(1)	$110.7	11%

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, increased  $61.8 million to $526.5 million, up 13 percent compared to the prior year period. Volume increased 10 percent, driven by growth in sales to strategic customers in the U.S. and key international markets, as well as the benefit of limited time product offerings. Price/mix increased 3 percent, largely reflecting pricing adjustments associated with multi-year contracts.

Global segment product contribution margin(1) increased $11.0 million to $110.7 million, up 11 percent compared to the prior year period. Favorable price/mix, volume growth and supply chain efficiency savings drove the increase, more than offsetting input, manufacturing and transportation cost inflation.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q4 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$313.1	7%	6%	1%
Segment product contribution margin(1)	$108.3	16%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased $19.8 million to $313.1 million, up 7 percent compared to the prior year period.  Price/mix increased 6 percent, primarily reflecting pricing actions initiated in the fall of 2018, as well as improved mix. Volume increased 1 percent, led by growth in Lamb Weston branded products.

Foodservice segment product contribution margin(1) increased $14.6 million to $108.3 million, up 16 percent compared to the prior year period, as favorable price/mix and supply chain efficiency savings more than offset input, manufacturing and transportation cost inflation.

Retail

Retail Segment Summary

		Year-Over-Year
	Q4 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$129.2	3%	(1%)	4%
Segment product contribution margin(1)	$21.0	(1%)

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased $4.2 million to $129.2 million, up 3 percent compared to the prior year period. Volume increased 4 percent, primarily driven by increased sales of Grown in Idaho and other branded products, as well as private label products. Price/mix decreased 1 percent, largely due to increased trade support behind the Company’s branded portfolio.

Retail segment product contribution margin(1) declined $0.3 million to $21.0 million, down 1 percent compared to the prior year period, as lower price/mix more than offset favorable volume and lower advertising and promotional expense.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe and the U.S. were $15.2 million and $25.1 million for the fourth quarter of fiscal 2019 and 2018, respectively. These amounts included a $1.3 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter and a $3.3 million loss related to these items in the prior year quarter. Excluding these adjustments, earnings from equity method investments declined $11.9 million compared to the prior year period, largely reflecting higher raw potato prices and lower sales volumes associated with a poor crop in Europe.

Fiscal Year 2019 Commentary

Net sales were $3,756.5 million, up 10 percent compared to fiscal 2018. Volume increased 5 percent, primarily driven by growth in the Company’s Global segment. Price/mix increased 5 percent due to pricing actions and favorable product and customer mix.

Income from operations rose 15 percent to $668.4 million from the prior year, which included $8.7 million of costs related to the spinoff from Conagra

Excluding these comparability items, income from operations grew $79.6 million, or 14 percent, driven by higher gross profit. Gross profit increased $124.0 million, due to favorable price/mix, volume and supply chain efficiency savings. The increase was partially offset by transportation, warehousing, input and manufacturing cost inflation, as well as higher depreciation expense primarily associated with the Company’s new french fry production line in Richland, Washington. In addition, gross profit included a $10.8 million loss related to unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts in the current year, compared with a nominal gain related to these items in the prior year.

The rise in gross profit was partially offset by a $44.4 million increase in SG&A, excluding comparability items. The increase in SG&A was largely driven by higher expenses related to information technology services and infrastructure, as well as investments in the Company’s sales, marketing and operating capabilities. The increase was also driven by approximately $8 million of unfavorable foreign exchange (reflecting an approximate $3 million expense in fiscal 2019 compared to an approximate $5 million benefit in fiscal 2018), an approximate $2 million increase in incentive compensation expense that primarily reflected an increase in stock price and total shares outstanding, and an approximate $1 million increase in advertising and promotional support, partially offset by an approximate $4 million benefit from an insurance settlement.

Adjusted EBITDA including unconsolidated joint ventures(1) was $904.3 million, up 10 percent versus the prior year, reflecting growth in income from operations, and an approximate $8 million incremental benefit from the BSW Acquisition, partially offset by lower equity method investment earnings.

Diluted EPS increased $0.36, or 13 percent, to $3.18. The increase largely reflects growth in income from operations, partially offset by lower equity method investment earnings and an approximate $0.02 net decrease related to the BSW Acquisition. Fiscal 2019 included a $0.17 incremental benefit related to a lower tax rate that was offset by a $0.17 decrease in tax benefit comparability items related to the Tax Act(3).

Adjusted Diluted EPS(1) increased $0.56, or 21 percent, to $3.22. The increase was driven by growth in income from operations, a $0.17 incremental benefit related to a lower tax rate, and an approximate $0.05 benefit from the BSW Acquisition, partially offset by lower equity method investment earnings.

The Company’s effective tax rate(2) was 21.5 percent for fiscal 2019, and includes a $2.4 million decrease in income tax expense related to the true-up of the transition tax on previously untaxed foreign earnings under the Tax Act. Excluding this comparability item, the Company’s effective tax rate for fiscal 2019 was 21.9 percent. Tax expense in fiscal 2018 included a provisional $28.4 million net benefit attributable to the effects of the Tax Act. The Company’s effective tax rate in fiscal 2018, excluding this comparability item, was 27.0 percent. The difference between the tax rates, excluding comparability items, primarily related to the phase in of the lower U.S. statutory rate under the Tax Act in fiscal 2018.

Fiscal Year 2019 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	FY 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$1,961.5	12%	5%	7%
Segment product contribution margin(1)	$446.3	19%

Net sales for the Global segment increased $217.3 million to $1,961.5 million, up 12 percent compared to fiscal 2018. Volume increased 7 percent, driven by growth in sales to strategic customers in the U.S. and key international markets, as well as the benefit of limited time product offerings. Price/mix increased 5 percent, largely reflecting pricing actions and favorable customer mix.

Global segment product contribution margin(1) increased $70.6 million to $446.3 million, up 19 percent compared to fiscal 2018. Favorable price/mix, volume growth and supply chain efficiency savings drove the increase, more than offsetting input, manufacturing and transportation cost inflation, as well as higher depreciation expense primarily associated with the addition of the new production line in Richland, Washington.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	FY 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$1,156.1	5%	5%	0%
Segment product contribution margin(1)	$402.4	10%

Net sales for the Foodservice segment increased $57.0 million to $1,156.1 million, up 5 percent compared to fiscal 2018. Price/mix increased 5 percent, primarily reflecting pricing actions initiated in the fall of 2018, as well as improved mix. Volume declined nominally, as the loss of some distributor and operator-label product volumes essentially offset growth in branded products.

Foodservice segment product contribution margin(1) increased $36.5 million to $402.4 million, up 10 percent compared to fiscal 2018, as favorable price/mix and supply chain efficiency savings more than offset input, manufacturing and transportation cost inflation, as well as higher depreciation expense primarily associated with the Richland production line.

Retail

Retail Segment Summary

		Year-Over-Year
	FY 2019	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$498.3	11%	4%	7%
Segment product contribution margin(1)	$98.8	13%

Net sales for the Retail segment increased $49.1 million to $498.3 million, up 11 percent compared to fiscal 2018. Volume increased 7 percent, primarily driven by distribution gains of Grown in Idaho and other branded products. Price/mix increased 4 percent, largely due to improved mix and pricing actions.

Retail segment product contribution margin(1) increased $11.5 million to $98.8 million, up 13 percent compared to fiscal 2018, as volume growth and favorable price/mix more than offset input, manufacturing and transportation cost inflation. Advertising and promotional expense also increased versus the prior year period, primarily in support of Grown in Idaho and other branded products.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in the U.S. and Europe were $59.5 million and $83.6 million for fiscal 2019 and 2018, respectively. These amounts included a $2.6 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in fiscal 2019 and a nominal unrealized loss related to these items in fiscal 2018. Excluding these adjustments, earnings from equity method investments declined $21.6 million compared to the prior year period, largely reflecting higher raw potato prices and lower sales volumes associated with a poor crop in Europe.

Cash Flow

Net cash from operating activities increased $199.7 million to $680.9 million, primarily driven by earnings growth. Capital expenditures were  $334.2 million in fiscal 2019 as the Company completed the construction of a new production line in Hermiston, Oregon, in the fourth quarter. This represents a $27.4 million increase from fiscal 2018 which included the completion of a new production line in Richland, Washington.

Capital Returned to Shareholders

In fiscal 2019, the Company returned a total of $145.1 million to shareholders, including $113.3 million in dividends and $31.8 million in share repurchases. The average price per share repurchased was $69.40. The Company has $218.2 million remaining under its current $250 million share repurchase authorization.

Other Information

The Company expects to report a material weakness in internal control in its upcoming fiscal 2019 Form 10-K. The weakness relates to a deficiency in an information technology general control.  The Company believes that this matter will not result in any changes to the financial results presented in this release or otherwise affect its consolidated financial statements. Remediation efforts are underway and the Company expects to complete the remediation of this material weakness prior to the end of fiscal year 2020.

Outlook

The Company provides guidance on its financial outlook on a non-GAAP basis and does not reconcile guidance to GAAP as the Company cannot predict items impacting comparability that are included in reported GAAP results. These items are discussed in more detail in the notes to this press release.

The Company’s fiscal 2020 outlook includes the contribution of a 53rd week in the fiscal period, with the additional week falling in the fourth quarter.

FY 2020 Outlook Summary

Net sales growth rate	Mid-Single Digit Range

Adjusted EBITDA including unconsolidated joint ventures(1)	$950 million to $970 million

Interest expense	Approximately $110 million

Effective tax rate(2) excluding comparability items	23% to 24%

Cash used for capital expenditures, excluding acquisitions	Approximately $275 million

Depreciation and amortization	Approximately $175 million

As summarized in the table above, for fiscal 2020, the Company expects:

•	Net sales to grow mid-single digits, largely driven by volume as well as modestly higher price/mix.

•	Adjusted EBITDA including unconsolidated joint ventures(1) in the range of $950 million to $970 million. The Company expects:
o	Volume-driven gross profit growth, with higher price/mix offsetting input cost inflation;
o

SG&A, excluding advertising and promotional expenses and investments to upgrade the Company’s enterprise resource planning and other information systems infrastructure, to be 8.0 percent to 8.5 percent of net sales.

•	Equity method investment earnings to improve versus fiscal 2019, reflecting the effect of a normalized raw potato cost environment in Europe.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Diluted EPS and segment product contribution margin are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of earnings guidance provided on a non-GAAP basis, and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	The Tax Act had the following effect during the fourth quarter and full year of fiscal 2019 and 2018, respectively, as follows (dollars in millions, except per share amounts):

	Q4 2019		Q4 2018		Inc/(Dec)
	Income		Income		Income
	Tax	Diluted	Tax	Diluted	Tax	Diluted
	Benefit	EPS	Benefit	EPS	Benefit	EPS
Incremental benefit from lower tax rate (a)	$2.8	$0.02	$—	$—	$2.8	$0.02
Comparability items, net (b)	1.4	0.01	4.4	0.03	(3.0)	(0.02)
Impact of Tax Act	$4.2	$0.03	$4.4	$0.03	$(0.2)	$—

	FY 2019		FY 2018		Inc/(Dec)
	Income		Income		Income
	Tax	Diluted	Tax	Diluted	Tax	Diluted
	Benefit	EPS	Benefit	EPS	Benefit	EPS
Incremental benefit from lower tax rate (a)	$24.8	$0.17	$—	$—	$24.8	$0.17
Comparability items, net (b)	2.4	0.02	28.4	0.19	(26.0)	(0.17)
Impact of Tax Act	$27.2	$0.19	$28.4	$0.19	$(1.2)	$—

(a)

Since our fiscal year-end is the last Sunday in May, the impact of the lower U.S. statutory income tax rate from the Tax Act was phased in during fiscal 2018, resulting in a U.S. statutory tax rate of 29.3% for fiscal 2018. The U.S. statutory tax rate was 21% in fiscal 2019.

(b)

The fourth quarter and fiscal 2019, included a $1.4 million, or $0.01 per diluted share, and $2.4 million, or $0.02 per diluted share, respectively, decrease in income tax expense related to the true-up of the transition tax on previously untaxed foreign earnings under the Tax Act.

The fourth quarter of fiscal 2018 included a provisional $4.4 million, or $0.03 per diluted share, net benefit, comprised of a $3.2 million decrease in the Company’s estimate of the transition tax owed on previously untaxed foreign earnings and a $1.2 million benefit from the estimated impact of remeasuring the Company’s net U.S. deferred tax liabilities on its balance sheet at a lower tax rate.

Fiscal 2018 included a provisional $28.4 million, or $0.19 per diluted share, net benefit, comprised of a $39.9 million benefit from the estimated impact of remeasuring the Company’s net U.S. deferred tax liabilities on its balance sheet at a lower tax rate, partially offset by an $11.5 million transition tax on its previously untaxed foreign earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its fourth quarter 2019 results at 10:00 a.m. ET today. Investors and analysts may access the call toll-free by dialing (800) 239-9838, and using the event confirmation code of 3218216. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “expect,” “drive,” “support,” “grow,” “will,” “invest,” “believe,” “anticipate,” “target,” “focus,” “improve,” “create,” “generate,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, business outlook and prospects, remediation of the material weakness, the filing of the Form 10-K and the expectation that the matters related to the material weakness will not result in any changes to the financial results presented in this press release. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; its ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which it and its joint ventures operate; political and economic conditions of the countries in which it and its joint ventures conduct business and other factors related to its international operations; disruption of its access to export mechanisms; risks associated with possible acquisitions, including its ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; the Company’s ability to remediate the material weakness in internal control; unexpected developments as the fiscal year audit procedures and the audit of the Company’s internal control over financial reporting are completed prior to filing its Form 10-K; other unexpected difficulties and/or delays in filing the Company’s Form 10-K; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted Income from Operations, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Diluted EPS, segment product contribution margin and adjusted income tax expense, net income, net income attributable to Lamb Weston and net income available to Lamb Weston stockholders, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, diluted earnings per share, cash flow from operations, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company's underlying operations. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

The Company also provides guidance on its financial outlook on a non-GAAP basis. The Company cannot predict certain elements that are included in reported GAAP results, including items such as strategic developments, acquisition and integration costs, and other items impacting comparability. This list is not inclusive of all potential items, and the Company will update as necessary as these items are evaluated on an ongoing basis, can be highly variable and could be significant to its GAAP measures. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP Adjusted EBITDA including unconsolidated joint ventures to GAAP net income has not been provided.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(dollars in millions, except per share amounts)

	Thirteen Weeks Ended (1)		Fifty-Two Weeks Ended (1)
	May 26,	May 27,	May 26,	May 27,
	2019	2018 (2)	2019	2018 (2)
Net sales	$1,003.4	$918.2	$3,756.5	$3,423.7
Cost of sales	752.9	685.5	2,753.0	2,544.2
Gross profit	250.5	232.7	1,003.5	879.5
Selling, general and administrative expenses (2)	102.5	99.2	335.1	299.4
Income from operations	148.0	133.5	668.4	580.1
Interest expense, net	27.1	27.7	107.1	108.8
Income before income taxes and equity method earnings	120.9	105.8	561.3	471.3
Income tax expense	25.7	28.1	133.6	121.2
Equity method investment earnings	15.2	25.1	59.5	83.6
Net income	110.4	102.8	487.2	433.7
Less: Income attributable to noncontrolling interests (3)	—	2.8	8.6	16.9
Net income attributable to Lamb Weston Holdings, Inc.	$110.4	$100.0	$478.6	$416.8
Earnings per share
Basic	$0.76	$0.68	$3.19	$2.83
Diluted	$0.75	$0.68	$3.18	$2.82
Dividends declared per common share	$0.20000	$0.19125	$0.78250	$0.75750

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$110.4	$100.0	$478.6	$416.8
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated, net of tax benefits (4)	(0.6)	0.5	10.8	2.7
Net income available to Lamb Weston common stockholders	$111.0	$99.5	$467.8	$414.1
Diluted weighted average common shares outstanding	147.2	147.1	147.3	147.0
Diluted earnings per share (4)	$0.75	$0.68	$3.18	$2.82

(1)

On May 28, 2018, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers  (“new revenue standard”), using the modified retrospective method. The Company recognized a $13.7 million cumulative effect of initially applying the new revenue standard as an adjustment to opening retained earnings. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods.

Sales of customized products are generally recurring, thereby limiting the net impact of the adoption of the new revenue standard. During the thirteen weeks ended May 26, 2019, the new revenue standard decreased sales $7.9 million, net income $1.6 million, and diluted earnings per share $0.01. During the fifty-two weeks ended May  26, 2019, the new revenue standard increased sales $13.2 million, net income $3.5 million, and diluted earnings per share $0.03.  See Note 2, Revenue from Contracts with Customers, of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” in the Company’s fiscal 2019 Form 10-K, for more information.

(2)

The thirteen and fifty-two weeks ended May  27, 2018, included  $0.8 million and $8.7 million, respectively, of expenses related to the Company’s separation from Conagra. These expenses related primarily to professional fees and other employee-related costs.

(3)

The thirteen and fifty-two weeks ended May 26, 2019, included approximately $3 million and $6 million, respectively, of incremental earnings from the acquisition of 100% of Lamb Weston BSW on November 2, 2018.

(4)

The fifty-two weeks ended May  26, 2019, included accretion, net of tax benefits, of $9.4 million, or $0.06 per share, which the Company recorded to increase the redeemable noncontrolling interest to the amount the Company paid to acquire the remaining 50.01% interest in Lamb Weston BSW. While the accretion, net of tax benefits, reduced net income available to Lamb Weston common stockholders and earnings per share, it did not impact net income in the Consolidated Statements of Earnings. Fiscal 2019 net income includes 100% of Lamb Weston BSW’s earnings beginning November 2, 2018, the date the Company entered into the definitive agreement to acquire the remaining interest in Lamb Weston BSW. See Note 7, Investments in Joint Ventures, of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” in the Company’s fiscal 2019 Form 10-K, for more information.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(dollars in millions, except share amounts)

	May 26,	May 27,
	2019 (1)	2018
ASSETS
Current assets:
Cash and cash equivalents	$12.2	$55.6
Receivables, less allowance for doubtful accounts of $1.3 and $0.6	340.1	225.9
Inventories	498.3	549.7
Prepaid expenses and other current assets	110.9	99.2
Total current assets	961.5	930.4
Property, plant and equipment, net	1,597.8	1,420.8
Goodwill	205.9	135.1
Intangible assets, net	37.6	35.4
Equity method investments	224.6	219.8
Other assets	20.7	11.1
Total assets	$3,048.1	$2,752.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$8.4	$9.6
Current portion of long-term debt and financing obligations	38.0	38.7
Accounts payable	289.2	254.4
Accrued liabilities	217.2	216.0
Total current liabilities	552.8	518.7
Long-term liabilities:
Long-term debt, excluding current portion	2,280.2	2,336.7
Deferred income taxes	125.7	92.1
Other noncurrent liabilities	94.0	84.3
Total long-term liabilities	2,499.9	2,513.1
Commitments and contingencies
Redeemable noncontrolling interest	—	55.6
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,654,827 and 146,395,866 shares issued	146.7	146.4
Additional distributed capital	(890.3)	(900.4)
Retained earnings	803.6	426.4
Accumulated other comprehensive loss	(25.3)	(4.3)
Treasury stock, at cost, 585,794 and 63,534 common shares	(39.3)	(2.9)
Total stockholders' deficit	(4.6)	(334.8)
Total liabilities and stockholders’ equity	$3,048.1	$2,752.6

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the impact of adopting the new revenue standard.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(dollars in millions)

	Fifty-Two Weeks Ended
	May 26,	May 27,
	2019	2018
Cash flows from operating activities
Net income	$487.2	$433.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	162.4	143.3
Stock-settled, stock-based compensation expense	18.8	13.5
Earnings of joint ventures in excess of distributions	(13.8)	(35.1)
Deferred income taxes	37.5	(3.6)
Pension expense, net of contributions	5.5	(5.9)
Other	7.7	(2.1)
Changes in operating assets and liabilities, net of acquisition:
Receivables	(25.1)	(40.4)
Inventories	(15.8)	(23.6)
Income taxes payable/receivable, net	(16.4)	13.7
Prepaid expenses and other current assets	(1.9)	(15.5)
Accounts payable	32.9	(8.3)
Accrued liabilities	1.9	11.5
Net cash provided by operating activities	$680.9	$481.2
Cash flows from investing activities
Additions to property, plant and equipment	(334.2)	(306.8)
Acquisition of business, net of cash acquired	(88.6)	—
Other	(0.2)	—
Net cash used for investing activities	$(423.0)	$(306.8)
Cash flows from financing activities
Repayments of short-term borrowings, net	(1.0)	(14.4)
Debt repayments	(66.7)	(39.2)
Dividends paid	(113.3)	(110.2)
Acquisition of noncontrolling interest	(78.2)	—
Repurchase of common stock and common stock withheld to cover taxes	(36.4)	(2.7)
Cash distributions paid to noncontrolling interest	(6.1)	(14.6)
Other	2.1	2.2
Net cash used for financing activities	$(299.6)	$(178.9)
Effect of exchange rate changes on cash and cash equivalents	(1.7)	3.0
Net decrease in cash and cash equivalents	(43.4)	(1.5)
Cash and cash equivalents, beginning of the period	55.6	57.1
Cash and cash equivalents, end of period	$12.2	$55.6

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	May 26,	May 27,	Year Growth
	2019	2018	Rates	Price/Mix	Volume
Segment sales (1)
Global	$526.5	$464.7	13%	3%	10%
Foodservice	313.1	293.3	7%	6%	1%
Retail	129.2	125.0	3%	(1%)	4%
Other	34.6	35.2	(2%)	(5%)	3%
	$1,003.4	$918.2	9%	3%	6%

Segment product contribution margin (1) (2)
Global	$110.7	$99.7	11%
Foodservice	108.3	93.7	16%
Retail	21.0	21.3	(1%)
Other	(0.5)	3.1	NM
	239.5	217.8	10%
Other selling, general, and administrative expenses (3)	91.5	84.3	9%
Income from operations	$148.0	$133.5	11%

Items impacting comparability (3)
Expenses related to the Separation	$—	$0.8

Adjusted income from operations (4)	$148.0	$134.3	10%

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the impact of adopting the new revenue standard.

(2)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(3)

The thirteen weeks ended May 27, 2018 included  $0.8 million of expenses related to the Company’s separation from Conagra. These expenses related primarily to professional fees and other employee-related costs.

(4)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. This non-GAAP measure provides a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Fifty-Two Weeks Ended
			Year-Over-
	May 26,	May 27,	Year Growth
	2019	2018	Rates	Price/Mix	Volume
Segment sales (1)
Global	$1,961.5	$1,744.2	12%	5%	7%
Foodservice	1,156.1	1,099.1	5%	5%	0%
Retail	498.3	449.2	11%	4%	7%
Other	140.6	131.2	7%	5%	2%
	$3,756.5	$3,423.7	10%	5%	5%

Segment product contribution margin (1) (2)
Global	$446.3	$375.7	19%
Foodservice	402.4	365.9	10%
Retail	98.8	87.3	13%
Other	23.6	19.0	24%
	971.1	847.9	15%
Other selling, general, and administrative expenses (3)	302.7	267.8	13%
Income from operations	$668.4	$580.1	15%

Items impacting comparability (3)
Expenses related to the Separation	$—	$8.7

Adjusted income from operations (4)	$668.4	$588.8	14%

(1)	See footnote (1) to the Consolidated Statements of Earnings above for a discussion of the impact of adopting the new revenue standard.

(2)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

(3)

The fifty-two weeks ended May  27, 2018 included  $8.7 million of expenses related to the Company’s separation from Conagra. These expenses related primarily to professional fees and other employee-related costs.

(4)

Adjusted income from operations is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. This non-GAAP measure provides a means to evaluate the performance of Lamb Weston’s segments and the Company on an ongoing basis using the same measures that are frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions, except per share amounts)

	Thirteen Weeks Ended May 26, 2019
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$148.0	$27.1	$25.7	$15.2	$110.4	$110.4	$111.0	$0.75
Items impacting comparability (1) (2):
Tax benefits related to increase in redemption value of noncontrolling interests	—	—	—	—	—	—	(0.6)	—
Tax reform (3)	—	—	1.4	—	(1.4)	(1.4)	(1.4)	(0.01)
Total items impacting comparability	—	—	1.4	—	(1.4)	(1.4)	(2.0)	(0.01)
Adjusted (5)	$148.0	$27.1	$27.1	$15.2	$109.0	$109.0	$109.0	$0.74

	Thirteen Weeks Ended May 27, 2018
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$133.5	$27.7	$28.1	$25.1	$102.8	$100.0	$99.5	$0.68
Items impacting comparability (1) (2):
Expenses related to the Separation	0.8	—	0.2	—	0.6	0.6	0.6	—
Tax reform (4)	—	—	4.4	—	(4.4)	(4.4)	(4.4)	(0.03)
Total items impacting comparability	0.8	—	4.6	—	(3.8)	(3.8)	(3.8)	(0.03)
Adjusted (5)	$134.3	$27.7	$32.7	$25.1	$99.0	$96.2	$95.7	$0.65

	Fifty-Two Weeks Ended May 26, 2019
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$668.4	$107.1	$133.6	$59.5	$487.2	$478.6	$467.8	$3.18
Items impacting comparability (1) (2):
Increase in redemption value of noncontrolling interests, net of tax benefits	—	—	—	—	—	—	9.4	0.06
Tax reform (3)	—	—	2.4	—	(2.4)	(2.4)	(2.4)	(0.02)
Total items impacting comparability	—	—	2.4	—	(2.4)	(2.4)	7.0	0.04
Adjusted (5)	$668.4	$107.1	$136.0	$59.5	$484.8	$476.2	$474.8	$3.22

	Fifty-Two Weeks Ended May 27, 2018
				Equity		Net Income	Net Income
	Income		Income	Method		Attributable	Available to
	From	Interest	Tax	Investment		to Lamb	Lamb Weston	Diluted
	Operations	Expense	Expense	Earnings	Net Income	Weston	Stockholders	EPS
As reported	$580.1	$108.8	$121.2	$83.6	$433.7	$416.8	$414.1	$2.82
Items impacting comparability (1) (2):
Expenses related to the Separation	8.7	—	3.0	—	5.7	5.7	5.7	0.03
Tax reform (4)	—	—	28.4	—	(28.4)	(28.4)	(28.4)	(0.19)
Total items impacting comparability	8.7	—	31.4	—	(22.7)	(22.7)	(22.7)	(0.16)
Adjusted (5)	$588.8	$108.8	$152.6	$83.6	$411.0	$394.1	$391.4	$2.66

(1)	See footnotes (1), (2), and (3) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)	Items impacting comparability are tax-effected at the marginal rate based on the applicable tax jurisdiction.

(3)

The thirteen and fifty-two weeks ended May  26, 2019, included a $1.4 million and $2.4 million, respectively, decrease in income tax expense related to the true-up of the transition tax on previously untaxed foreign earnings under the U.S. Tax Cuts and Jobs Act (the “Tax Act”).

(4)

During the fifty-two weeks ended May 27, 2018, the Tax Act decreased income tax expense $28.4 million, which consisted of a $39.9 million non-cash benefit from the re-measurement of the Company’s net U.S. deferred tax liabilities using the new U.S. statutory tax rate, partially offset by an $11.5 million transition tax on the Company’s previously untaxed foreign earnings.

The thirteen weeks ended May 27, 2018, included a $4.4 million benefit from an adjustment to the estimated transition tax liability and from the estimated impact of remeasuring the Company’s net U.S. deferred tax liabilities on its balance sheet at a lower tax rate.

(5)

Adjusted income from operations, income tax expense, net income, net income attributable to Lamb Weston, net income available to Lamb Weston stockholders, and diluted earnings per share are non-GAAP financial measures. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of Lamb Weston. These non-GAAP measures provide a means to evaluate the performance of Lamb Weston on an ongoing basis using the same measures that are frequently used by the Company’s management and assist in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. The non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 26,	May 27,	May 26,	May 27,
	2019	2018	2019	2018
Net income attributable to Lamb Weston Holdings, Inc.	$110.4	$100.0	$478.6	$416.8
Income attributable to noncontrolling interests	—	2.8	8.6	16.9
Equity method investment earnings	(15.2)	(25.1)	(59.5)	(83.6)
Interest expense, net	27.1	27.7	107.1	108.8
Income tax expense	25.7	28.1	133.6	121.2
Income from operations	148.0	133.5	668.4	580.1
Depreciation and amortization	43.7	38.0	157.7	138.7
Items impacting comparability (1)
Expenses related to the Separation	—	0.8	—	8.7
Adjusted EBITDA (2) (3)	191.7	172.3	826.1	727.5

Unconsolidated Joint Ventures (4)
Equity method investment earnings	15.2	25.1	59.5	83.6
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	8.5	8.9	29.0	30.3
Add: EBITDA from unconsolidated joint ventures	23.7	34.0	88.5	113.9

Consolidated Joint Ventures (4)
Income attributable to noncontrolling interests	—	(2.8)	(8.6)	(16.9)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	—	(1.0)	(1.7)	(4.1)
Subtract: EBITDA from consolidated joint ventures	—	(3.8)	(10.3)	(21.0)

Adjusted EBITDA including unconsolidated joint ventures (2)	$215.4	$202.5	$904.3	$820.4

(1)	See footnotes (1) and (2) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(2)

Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. This non-GAAP measure is not intended to be a substitute for GAAP financial measures and should not be used as such.

(3)	Adjusted EBITDA includes EBITDA from consolidated joint ventures.

(4)

Lamb Weston holds equity interests in two potato processing joint ventures, including 50% of Lamb-Weston/RDO Frozen and Lamb-Weston/Meijer v.o.f., which it accounts for its ownership under the equity method of accounting. Prior to purchasing the remaining 50.01% interest in its Lamb Weston BSW joint venture, Lamb Weston consolidated the financial statements of Lamb Weston BSW. In connection with the purchase, Lamb Weston began recognizing 100% of Lamb Weston BSW’s earnings in its Consolidated Statements of Earnings on November 2, 2018. See Note 8, Investments in Joint Ventures, of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” in the Company’s fiscal 2019 Form 10-K, for more information.